Exhibit 99.1

ASCENA RETAIL GROUP COMPLETES SALE OF ANN TAYLOR, LOFT,
LOU & GREY AND LANE BRYANT TO SYCAMORE PARTNERS

Continuing to Serve Customers In-Store and Online

MAHWAH, N.J. – December 23, 2020 – ascena retail group, inc. (OTCMKTS: ASNAQ) and certain of its subsidiaries (collectively, “ascena” or the “Company”) today announced that it has completed the sale of the Ann Taylor, LOFT, Lou & Grey, and Lane Bryant brands to Premium Apparel LLC, an affiliate of Sycamore Partners. Premium Apparel has committed to retaining a substantial portion of the retail stores, associates, and corporate operations affiliated with these brands.

“We are pleased to have completed this transaction, which secures a path for the long-term success of Ann Taylor, LOFT, Lou & Grey, and Lane Bryant,” said Gary Muto, Chief Executive Officer. “We have worked diligently to maximize the value of our brands, and we are confident they will thrive under Sycamore’s ownership.”

Mr. Muto continued, “I would like to thank our associates, who have remained focused on meeting our customers’ needs throughout our financial restructuring process. While we have certainly faced obstacles in the challenging retail landscape brought on by the global pandemic, our associates have consistently demonstrated leadership, professionalism and dedication to our customers and to each other. Ann Taylor, LOFT, Lou & Grey and Lane Bryant will continue to serve customers through the holiday season and beyond.”

“We’re pleased to have completed our purchase of these four highly respected apparel brands and are excited by the opportunity to unlock their full potential as part of our portfolio,” said Stefan Kaluzny, Managing Director of Sycamore Partners. “We look forward to working with the brands’ associates to continue delivering great products and memorable experiences to their customers, while positioning each for long-term success.”

As previously disclosed, FullBeauty Brands Operations, LLC has completed its acquisition of Catherines’ intellectual property assets and e-commerce business, and Justice Brand Holdings LLC, an entity formed by Bluestar Alliance LLC, has completed its acquisition of the intellectual property of Justice.

About Sycamore Partners

Sycamore Partners is a private equity firm based in New York. The firm specializes in consumer, distribution and retail-related investments and partners with management teams to improve the operating profitability and strategic value of their business. With approximately $10 billion in aggregate committed capital raised since its inception in 2011, Sycamore Partners’ investors include leading endowments, financial institutions, family offices, pension plans and sovereign wealth funds. For more information on Sycamore Partners, visit www.sycamorepartners.com

Additional Information

Additional resources for customers and other stakeholders, and other information on ascena’s financial restructuring, can be accessed by visiting the Company’s restructuring website at https://www.ascenaretail.com/restructuring/. Court filings and other documents related to the Chapter 11 process are available at http://cases.primeclerk.com/ascena, by calling the Company’s claims agent, Prime Clerk, toll-free at (877) 930-4319 (toll free) or (347) 899-4594 (international) or sending an email to ascenainfo@primeclerk.com.

Kirkland & Ellis LLP is serving as legal counsel to the Company and Alvarez and Marsal Holdings, LLC is serving as restructuring advisor. Guggenheim Securities, LLC is serving as the Company’s financial advisor. Davis Polk & Wardwell LLP is serving as legal counsel to Sycamore Partners and Premium Apparel LLC.

Forward-Looking Statements

Certain statements or information made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary” or “range,” or similar words. Forward-looking statements are based only on the Company’s current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company’s control that may cause the Company’s actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, risks attendant to the bankruptcy process, including the Company’s ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the ability of the Company to negotiate, develop, confirm and consummate a plan of reorganization; the effects of the Chapter 11 Cases, including increased legal and other professional costs necessary to execute the Company’s reorganization, on the Company’s liquidity (including the availability of operating capital during the pendency of the Chapter 11 Cases); the length of time that the Company will operate under Chapter 11 protection; and risks associated with third-party motions in the Chapter 11 Cases. Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2020 and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. The Company does not undertake to publicly update or review its forward-looking statements, even if experience or future changes make it clear that the projected results expressed or implied will not be achieved.

ASCENA CONTACT

For investors:	For media:
ICR Inc.	ascena retail group, inc.
Jean Fontana	Shawn Buchanan
Managing Director	Corporate Communications
(646) 277-1214	(212) 541-3418
Jean.Fontana@icrinc.com	Shawn_buchanan@ascenaretail.com

OR

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Leigh Parrish / Dan Moore
212-355-4449